*	Material deleted
pursuant to Application
for Confidential
Investment

Exhibit 10.6

ASSIGNMENT AND AMENDMENT OF
EMPLOYMENT AGREEMENT

      THIS ASSIGNMENT AND AMENDMENT of employment agreement made as of the 12th day of September, 2000, by and between Stockwalk.com Group, Inc., a Minnesota corporation (“Stockwalk”), Online Brokerage Solutions, Inc. (“OBS”) and Robert J. Vosburgh (“Vosburgh”).

WITNESSETH

      WHEREAS, Stockwalk and Vosburgh entered into an Employment Agreement dated as of August 1, 1999, which agreement was amended by the parties on November 11, 1999 (“Agreement”); and

      WHEREAS, Stockwalk has restructured its business so that its online private label business will be run in OBS and Stockwalk and Vosburgh desire to assign the Agreement to OBS and to otherwise clarify and amend the Agreement.

      NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	For value received, the adequacy and receipt of which are hereby acknowledged, Stockwalk hereby sells, conveys, assigns, transfers and delivers to OBS, its successors and assigns, to have and to hold forever, all of Stockwalk’s right, title and interest in, to and under the Agreement. Vosburgh hereby consents to the assignment of the rights and obligations of Stockwalk under the Agreement by OBS. In connection with the assignment of the Agreement and effective the date of this Assignment and Amendment, Vosburgh resigns from any and all offices held by him in Stockwalk, including but not limited to Executive Vice President, Chief Operating Officer and Stockwalk hereby accepts such resignations.

2.	In connection with Stockwalk’s conveyance, assignment, transfer and delivery of the Agreement, OBS agrees to assume and pay or perform, promptly as they become due, the obligations of Stockwalk under the Agreement.

3.	All references in the Agreement to Stockwalk shall be replaced with OBS to reflect the Assignment of the Agreement to OBS.

4.	Paragraph 1 of the Agreement is replaced with the following paragraph:

Employment. Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of Chief Executive Officer until December 31, 2005. This Agreement shall automatically renew for successive one-year terms thereafter unless the Company shall have provided Employee with written notice of the Company’s intent not to renew by December 1, 2005 and by each December 1 thereafter.

5.	Section 4 of the Agreement shall be deleted in its entirety and replaced with the following paragraph:

Company shall pay Vosburgh a bonus amount on September 30, 2000 and each quarter thereafter based on the number of net new “qualifying” private label customer accounts of OBS times $10. The calculation shall cover net new qualifying accounts. A qualifying account for purposes hereof shall be defined as a private label customer account of OBS that has completed at least five (5) securities transactions on an annualized basis. No bonus will be paid where the total number of qualifying accounts at the end of a quarterly period does not exceed the greatest number of qualifying accounts in any previous period. Example Calculation: If there are 50 qualifying OBS private label customer accounts as of Q1, 3700 as of Q2, 3500 as of Q3,

Exhibit 10.6-1

and 3600 as of Q4 the quarterly bonus payment will be as follows:

	Number
Quarter	Qualifying Accounts	Net Number	Bonus Payment

Q1	50	50	$500

Q2	3700	3650	36500

Q3	3500	-200	0

Q4	3600	+100	0

The amount of the quarterly bonus payment shall be guaranteed to equal at least Fifteen Thousand and no/100 Dollars ($15,000.00) for the first five (5) quarterly payments after the date of this Assignment and Amendment (i.e., September 30, 2000; December 31, 2000; March 30, 2001; June 30, 2001; and September 30, 2001).

6.	In the event of a change of control of the Stockwalk, Vosburgh shall be entitled to the immediate vesting of all stock options then held by him. A “change of control” shall be deemed to have occurred if at any time or from time to time after the date of this Agreement:

(i)	Any “person” or “group” is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, or

(ii)	The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company continuing to represent more than 50 percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

7.	The parties agree that the Company would be substantially harmed if the Employee competes with the Company or any of its affiliates (including any past, present or future affiliate of Stockwalk) during employment with the Company or after termination of employment with the Company. In exchange for benefits provided to the Employee hereunder, the Employee agrees that during his employment with the Company, and for a period of one year after termination of such employment for any reason the Employee will not directly or indirectly, without the written consent of the Company:

(i)	Engage in or begin any online securities business competitive with the Company or any of its affiliates (including any past, present or future affiliate of Stockwalk) in any product or geographic market in which the Company or any of its affiliates is then engaged in the online securities business. “Engage in” means to directly or indirectly, and whether as a principal, agent, employee, consultant, through an affiliate, or otherwise, alone or in association with any individual or any other entity, carry on, be engaged or take part in, or own, share in the earnings of, or invest more than Fifty Thousand Dollars ($50,000) in the stocks, bonds, or other securities of, any entity engaged in such businesses in such area. “Affiliates” means, as to any party, any entity with controls, or is under common control with, such party.

(ii)	Solicit or hire any person now, heretofore or hereafter employed or retained by the Company or any of its affiliates as employee, agent or independent contractor to work for or with Employee, directly or indirectly, as an employee, partner, agent, independent contractor or otherwise, in a business enterprise competitive with that of the Company or any of its past affiliates.

(iii)	Vilify, disparage or otherwise slander or defame the business or business practices of the Company or their

Exhibit 10.6-2

officers, directors, or employees.

Notwithstanding the foregoing, the term of this covenant not to compete shall be ninety (90) days instead of one year if and only if Employee remains employed with the Company through December 31, 2005.

8.	Provided Employee is employed on the payment date, the Company shall pay Employee a bonus amount of Twenty-Five Thousand Dollars ($25,000) upon public announcement of a letter of intent with * or an affiliate thereof. Provided Employee is employed on the payment date, the Company shall pay Employee a bonus amount of Twenty-Five Thousand Dollars ($25,000) upon execution and public announcement of a private label agreement from * to enter into a private label agreement with the Company.

9.	Except as hereinabove supplemented and amended, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed.

Stockwalk.com Group, Inc.

By: /s/ Philip T. Colton
Its: Senior Vice President & General Counsel

Online Brokerage Solutions, Inc.

By: /s/ Philip T. Colton
Its: General Counsel

/s/ Robert J. Vosburgh
Robert J. Vosburgh

Exhibit 10.6-3